August 9, 2002


CONFIDENTIAL

Office of Small Business Policy
Division of Corporation Finance
United States Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

RE:  Broad Street Investment III, Inc.-
     OPINION RE LEGALITY OF SECURITIES TO BE ISSUED

Ladies and Gentlemen:

We have acted as special counsel for Broad Street Investment III, Inc., a Colorado corporation (the "Registrant"), in connection with the execution and delivery of a registration statement on Form SB-2 (the "Registration Statement"), filed pursuant to the Securities Act of 1933 on behalf of the Registrant and certain Selling Shareholders.

In connection with this matter, we have examined the originals or copies certified or otherwise identified to my satisfaction of the following:

(a) Articles of Incorporation of the Registrant, as amended to date;

(b) By-laws of the Registrant, as amended to date;

(c) Certificate from the Secretary of State of the State of Colorado, dated as of a recent date, stating that the Registrant is duly incorporated and in Good standing in its state of incorporation;

(d) Certificate from the Secretary of State of the State of Colorado, dated as of a recent date, stating that the Registrant is duly qualified to do business and is in good standing in its state of incorporation and has filed all required reports and paid all taxes due;


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(e) Executed copy of the Registration Statement;

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Registrant in compliance with due diligence requirements submitted by my office and related certificates and upon representations made by the Registrant. Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that:

1. The Registrant has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Colorado and has full corporate power and authority to own its properties and conduct its businesses; the Registrant is duly qualified as a foreign corporation and is in good standing in Tennessee and in each other jurisdiction in which the ownership or leasing of property requires such qualification (except for those jurisdictions in which the only material consequence of a failure to be so qualified, other than potential penalties not individually or in the aggregate material to the Registrant taken as a whole, is that actions may not be brought in the courts of such jurisdictions by the Registrant until its failure to so qualify, if required, has been cured);

2. The authorized capital stock of the Registrant consists of 50,000,000 shares of Common Stock, $0.001 par value, of which there are outstanding 1,550,000 shares. Proper corporate proceedings have been taken validly to authorize such authorized capital stock; all the outstanding shares of such capital stock (including the Shares) have been duly and validly issued and are fully paid and nonassessable; the shareholders of the Registrant have no preemptive rights with respect to the Common Stock of the Registrant;

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3.  On the basis of information developed and made available to us, the accuracy or completeness of which has not been independently verified by us, we have no reason to believe that the Registration Statement (except as to the financial statements contained therein, as to which we express no opinion) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading;

4. The information required to be set forth in the Registration Statement is, to the best of our knowledge, accurately and adequately set forth therein in all material respects or no response is required with respect to such items, and, to the best of my knowledge, the description of the Registrant's plans and agreements granted thereunder accurately and fairly represents the information required to be shown with respect to said plans, agreements, and the rules and regulations of the Securities and Exchange Commission thereunder;

5. The terms and provisions of the capital stock of the Registrant conform to the description thereof contained in all filed reports under the caption "Description of Common Stock" and have been reviewed by me and insofar as such statements constitute a summary of the law or documents referred to therein, are correct in all material respects, and the forms of certificates evidencing the Common Stock comply with the Colorado law;

6. The descriptions in the Registration Statement of material contracts and other material documents are fair and accurate in all material respects; and we do not know of any franchises, contracts, leases, licenses, documents, statutes or legal proceedings, pending or threatened, which in our opinion is of a character required to be described in the filed Registration Statement or to be filed as exhibits to the Registration Statement, which are not described and filed as required;

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7.  The Shares have been duly authorized, executed, and delivered by the
Registrant and constitute the valid and legally binding obligation of the Registrant except as the indemnity provisions thereof may be limited by the principles of public policy;

8. To the best of our knowledge and belief after due inquiry, there are no holders of Common Stock or other securities of the Registrant having registration rights with respect to such securities on account of the filing of a registration statement who have not effectively waived such rights; and

9. No consent, approval, authorization, or order of any court or governmental agency or body is required for the consummation by the Registrant of the transactions on its part contemplated by the Registration Statement, except such as have been obtained under the Exchange Act and such as may be required under state or other securities or blue sky laws in connection with the distribution of the Shares to the Selling Shareholders.

In addition, we have participated in conferences with representatives and accountants of the Registrant at which the contents of the Registration Statement were discussed. Although we have not verified the accuracy or completeness of the statements contained in the Registration Statement (other than the caption "Description of Common Stock"), we advise you that on the basis of foregoing, we have no reason to believe that the Registration Statement, as of the effective date, contained any untrue statements of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading (except in each such case for the financial statements or other financial data contained in the Registration Statement as to which we are not called upon to and do not express any opinion).

This letter is furnished to you as for filing purposes on behalf of the Registrant, and is solely for the benefit of the United States Securities and Exchange Commission.

                                Respectfully,

                                /s/ Mark T. Thatcher, Esq.

                                LAW OFFICES OF MARK T. THATCHER